                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[_]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 PIXTECH, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          [LOGO APPEARS HERE] PixTech

To our stockholders:

As you know, in March of this year (1999), PixTech announced an exciting move -- our pending acquisition of the Micron Display Division which is designed to catapult our progress toward commercializing Field Emission Display (FED) technology. This division of Micron Technology will be a great benefit to PixTech and this letter is designed to clarify the key advantages of this transaction as well as the financial details.

Upon closing this transaction, which is subject to various requirements including shareholder approval, PixTech will receive from Micron:

 . Fixed assets, primarily equipment, with a gross value of approximately $40 million and a net value of about $24 million;

 .  $4.4 million in cash;

 . Approximately $3.0 million in long-term liabilities and current liabilities associated with the day-to-day operations, which are not expected to exceed roughly $0.5 million;

 . A ten-year, worldwide, royalty-free license on Micron's some 400 FED-related patents; and

 .  Favorable leasing terms from Micron on the Boise, Idaho facility.

By our calculations we are getting a great deal for 7.1 million shares of PixTech Common Stock and 310,000 warrants to purchase PixTech Common Stock at $2.25, which is what PixTech is paying for all the above.

We are eager to move our product development team from Santa Clara to Boise, and to begin the integration of the outstanding group of engineers each company brings to the table. We believe this combination places us soundly at the forefront of FED development.

We ask that you support this exciting development at PixTech by voting "yes" on the proxy you received several days ago. In addition, please feel free to attend our Annual Meeting of Stockholders at the Grand Central Hyatt, 42nd Street and Park Avenue in New York, New York on May 12, 1999 at 3:00 p.m.



Sincerely,

/s/ Dieter Mezger

Dieter Mezger
President and Chief Executive Officer